EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Continental Airlines, Inc. 2005 Broad Based Employee Stock Option Plan and the Continental Airlines, Inc. 2005 Pilot Supplemental Option Plan of our reports dated March 14, 2005, except for Note 1, as to which the date is July 19, 2005, with respect to the consolidated financial statements and schedule of Continental Airlines, Inc. (the “Company”), and our report dated March 14, 2005, except for the effects of the material weakness described in the sixth paragraph of such report, as to which the date is July 19, 2005, with respect to management of the Company’s revised assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
July 19, 2005